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                           August 23, 2021

       William J. Pasenelli
       Chief Executive Officer
       Community Financial Corporation
       3035 Leonardtown Road
       Waldorf, Maryland 20601

                                                        Re: Community Financial
Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed August 16,
2021
                                                            File No. 333-258849

       Dear Mr. Pasenelli:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jessica
Livingston at 202-551-3448 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance